Exhibit 10.6

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made as of November 14, 2013 (but effective as of the Commencement Date, as defined below), by and between Innotrac Corporation, a Georgia corporation (the “Company”), and Larry Hanger (“Executive”).

RECITALS

A.          The Company and Executive are party to that certain Employment Agreement, dated as of April 5, 2010 (the “Existing Employment Agreement”).

B.           Immediately following the execution and delivery of this Agreement, the Company, Blue Eagle Holdings, L.P., a Delaware limited partnership (“Parent”), and Blue Eagle Acquisition Sub, Inc., a Georgia corporation and wholly owned subsidiary of Parent (“Purchaser”), will enter into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”).

C.           On the terms and subject to the conditions set forth in the Merger Agreement, (i) Purchaser will commence a tender offer to purchase (the “Offer”) all of the issued and outstanding shares of common stock of the Company, par value $0.10 per share (the “Common Stock”), at an offer price equal to the Offer Price (as defined in the Merger Agreement) payable to the seller in cash, without interest, subject to withholding of taxes required by applicable Law and (ii) following the consummation of the Offer and at the Effective Time (as defined in the Merger Agreement), Purchaser will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, whereby each issued and outstanding share of Common Stock (other than Excluded Shares (as defined in the Merger Agreement)) will be converted into the right to receive the Common Merger Consideration (as defined in the Merger Agreement) payable to the seller in cash, without interest, subject to withholding of taxes required by applicable Law.

D.           Simultaneous with the execution and delivery of this Agreement, the Company is entering into employment agreements (the “Other Employment Agreements”) with certain other executives of the Company (the “Other Executives”).

E.           As a condition and inducement to Parent and Purchaser entering into and incurring their respective obligations under the Merger Agreement, Executive and the Company have agreed to amend and restate the Existing Employment Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

ARTICLE I
EMPLOYMENT SERVICES

1.1         Term of Employment.  Executive’s employment under this Agreement shall commence and be effective at the Effective Time (the “Commencement Date”) and continue until terminated pursuant to Article III below (the “Employment Term”). This Agreement shall terminate automatically and will be of no force or effect upon any termination of the Merger Agreement in accordance with its terms prior to the occurrence of the Effective Time.

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1.2          Title and Position.  During the Employment Term, Executive shall hold the position of Senior Vice President of Client Services the Company, and shall report directly to the Chief Executive Officer of the Company. Executive’s responsibilities shall include such duties as are commensurate with Executive’s position and as may be assigned to Executive in good faith by the Board of Directors of the Company (the “Board”) or the Chief Executive Officer.

1.3          Activities and Duties During Employment.

(a)          Executive shall conduct himself, both professionally and personally, with due regard to public conventions and morals, and in a manner that will not have a materially adverse effect on the reputation of the Company or Executive. Executive shall devote Executive’s full business time, attention, skill and energy to the business and affairs of the Company and its subsidiaries, and shall use Executive’s reasonable best efforts to faithfully perform Executive’s responsibilities in a diligent, trustworthy, efficient and businesslike manner so as to advance the best interests of the Company. Notwithstanding the foregoing, Executive shall be permitted to devote a reasonable amount of time and effort to (i) serving on governing boards of or otherwise assisting civic and charitable organizations, and (ii) investing and managing personal and family investments, but only to the extent that activities described in clauses (i) or (ii), individually or as a whole, do not (A) involve Executive’s active participation in the management of any corporation, partnership or other business entity, (B) involve an ownership interest in any customer or vendor of the Company unless approved in advance by written resolution of the Board, (C) interfere with the Executive’s duties to the Company in any material respect, or (D) otherwise violate any provision of this Agreement in any material respect. Executive shall not have any ownership interest in any customer or vendor of Parent the Company or any of their subsidiaries unless approved in advance by written resolution of the Board.

(b)          Executive shall comply in all material respects with all applicable laws, and all written policies, rules and regulations of the Company, including without limitation codes of conduct and any charter of the Board or any compensation committee of the Board (the “Committee”), as applicable.

ARTICLE II
COMPENSATION

2.1          Base Salary.   During the Employment Term, Executive shall receive an initial annual base salary of $236,950 (“Base Salary”), less applicable withholdings, payable in accordance with the general payroll practices of the Company(but no less infrequently than in equal monthly installments). The Base Salary will be reviewed by the Board or the Committee or its designee at least annually for increase (but not for decrease, except to the extent permitted under Section 3.2(c)(iii)(3)). As so adjusted, the Base Salary shall thereafter be Executive’s “Base Salary” for all purposes under this Agreement.

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2.2          Incentive Bonus.

(a)          The Company shall establish a performance-based bonus plan (the “Plan”) pursuant to which Executive shall be eligible to receive an annual incentive bonus (the “Annual Bonus”) with respect to each fiscal year of Company (“Fiscal Year”) ending during the Employment Term, subject to the achievement of financial performance objectives and “management by objective” goals as previously established by the Board in consultation with the Chief Executive Officer, which objectives shall be reasonably related to the Company’s business objectives. The Board or the Committee shall administer the Plan, and shall have the sole discretion to determine if the goals have been attained and what percentage of Base Salary, if any, will be paid as an Annual Bonus; provided any such determinations are made reasonably and in good faith. To the extent the goals are financial in nature, the Board shall base its determination on the audit, review or compilation of the Company’s financial results submitted by the Company’s independent accountants, which determination shall be made within thirty (30) days of receipt by the Company of such audit, review or compilation (the date on which the Committee makes such determination, the “Bonus Determination Date”). Executive acknowledges that (i) no Annual Bonus shall be earned or accrued until the corresponding Bonus Determination Date and (ii) in order to receive an Annual Bonus with respect to a Fiscal Year, Executive must remain continuously employed by the Company through and including the first day of the Fiscal Year following the Fiscal Year to which such Annual Bonus relates and provided that Executive’s employment with the Company is not terminated by the Company for Cause prior to the Bonus Determination Date. The Annual Bonus shall be paid as soon as practicable after the Bonus Determination Date, but in no event later than December 31 of the Fiscal Year following the Fiscal Year for which the Annual Bonus relates. With respect to the Company’s 2013 Fiscal Year, Executive will be entitled to a Bonus under the Company’s 2013 Executive Bonus Plan (the “2013 Bonus”), which shall be paid as soon as practicable after the thirtieth (30th) day following receipt by the Board of the Company’s audit for the 2013 Fiscal Year, but in no event later than December 31, 2014. Executive acknowledges that (x) the 2013 Bonus shall not be earned or accrued until the thirtieth (30th) day following receipt by the Board of the Company’s audit for the 2013 Fiscal Year (the “2013 Bonus Determination Date”) and (y) in order to receive the 2013 Bonus, Executive must remain continuously employed by the Company through and including the first day of the Fiscal Year following the 2013 Fiscal Year and provided that Executive’s employment with the Company is not terminated by the Company for Cause prior to the 2013 Bonus Determination Date.

(b)          Should the Board determine that an Annual Bonus to Executive was based on an audit, review or compilation that is later found to be materially misstated or inaccurate in any material respect, the Board shall have the right to require Executive to remit to the Company any excess bonus amount paid as a result of such materially misstated or inaccurate audit, review or compilation (an “Excess Bonus Amount”). Executive shall remit the Excess Bonus Amount to the Company within 30 days after receiving written notice (an “Excess Bonus Notice”) from the Board describing the reason for overpayment and the Excess Bonus Amount due from Executive. Notwithstanding the foregoing, if an Excess Bonus Notice is first given at any time after the second anniversary of the date on which the corresponding Excess Bonus Amount was paid to Executive by the Company, and the determination of such Excess Bonus Amount does not, in any respect, relate to, or arise from, any acts or omissions in financial reporting or accounting practices that occurred at the direction, or with the knowledge, of Executive, then the Company’s right to recover such Excess Bonus Amount thereafter shall only be accomplished through the exercise of its right of offset in Section 6.8 (and subject to the limitations therein).

2.3          Reimbursement of Expenses.  The Company shall reimburse Executive for all reasonable expenses incurred by Executive while performing Executive’s duties under this Agreement, subject to the Company’s policies in effect from time to time and corroborating documentation reasonably satisfactory to the Company.

2.4          Health Care and Benefit Plans.  During the Employment Term, Executive shall be eligible to receive all fringe benefits and perquisites and entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other senior-level executives of the Company and shall be eligible for participation in, and shall receive all benefits under, any health or welfare benefit plans, practices, policies and programs provided by the Company normally available to other senior-level executives of the Company (subject to all applicable eligibility and contribution policies and rules), as may be in effect from time to time, including such insurance programs as may be implemented by the Company (“Benefit Plans”).

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2.5          Key Man Insurance.  Executive shall make application for, and submit to such examinations as may reasonably be requested by the Board in order to obtain key man or other insurance on the life of Executive for the benefit of the Company as the Board shall direct, the cost of which insurance shall be borne by the Company.

2.6          Vacation.  Executive shall receive four (4) weeks of paid vacation days per calendar year, to accrue pro rata on a monthly basis and to be administered in accordance with the Company’s policies and procedures (provided, however, that such policies shall not enhance Executive’s number of vacation days or otherwise conflict with this Section 2.6). Such vacation may be taken, in Executive’s discretion, subject to the reasonable business needs of the Company. Vacation time may not be carried over from one calendar year to the next, but rather must be used in the calendar year in which it is earned.

2.7          Awards Pursuant Parent’s Equity Incentive Plan.  Executive and the Company acknowledge that on the Commencement Date, Parent shall grant Executive options to acquire the number of Common Units equal to one and one-quarter percent (1.25%) of the fully-diluted equity of Parent pursuant to the terms and subject to the conditions set forth in the Blue Eagle Equity Incentive Plan (the “Incentive Plan”) and Award Agreement thereunder (“Award Agreement,” together with the Incentive Plan, the “Plan Documents”).

2.8          Amended and Restated Limited Partnership Agreement.  All Preferred Units in Parent acquired pursuant to that certain Subscription Agreement, dated as of the date hereof, between Parent and Executive (the “Subscription Agreement”), and any other equity of Parent acquired by Executive pursuant to the Plan Documents shall be subject to the terms and conditions of the Amended and Restated Limited Partnership Agreement of Parent (the “Partnership Agreement”, collectively with the Plan Documents, the “Equity Documents”).

ARTICLE III
TERMINATION OF EMPLOYMENT

3.1          Employment At Will.  Executive’s employment by the Company is at-will, and either Executive or the Company may terminate Executive’s employment with the Company (the effective date of separation being the “Termination Date”), subject to the following:

(a)          The Company may terminate Executive’s employment at any time with Cause by giving written notice of such termination to Executive designating an immediate or future termination date.

(b)          Executive may terminate Executive’s employment for Good Reason or without Good Reason by giving the Company thirty (30) days prior written notice of termination. Upon such notice, the Company may, at its option, (i) make Executive’s termination effective immediately, (ii) require Executive to continue to perform Executive’s duties hereunder during such 30-day period, with or without restrictions on Executive’s activities, and/or (iii) accept Executive’s notice of termination as Executive’s resignation from the Company at any time during such 30-day period on behalf of the Company. If the Company elects (i) above, the Company shall have no obligation to provide Executive any compensation or benefits beyond the Termination Date except for payment of Executive’s Base Salary under Section 2.1 and benefits under Section 2.4 that have accrued through the Termination Date, any severance payments or benefits under Section 3.2, or as otherwise required by law. If the Company elects (ii) or (iii) above, the Company shall pay Executive’s Base Salary under Section 2.1 and benefits under Section 2.4 through the date on which Executive voluntarily ceases to perform services for the Company, in addition to payment of any severance payments or benefits to Executive under Section 3.2.

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(c)          Executive’s employment will terminate immediately without any notice upon Executive’s death. If the Company determines in good faith that Executive is Disabled or Incapacitated during the Employment Term (pursuant to the definition of Disabled or Incapacitated set forth below), the Company may give Executive written notice in accordance with Section 3(d) of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by Executive (the “Disability Effective Date”); provided that within the 30-day period after such receipt, Executive shall not have returned to full time performance of Executive’s duties. For purposes of this Agreement, “Disabled or Incapacitated” means Executive’s inability or failure, due to a medically determinable physical or mental impairment, to substantially perform the essential functions of Executive’s job, with or without a reasonable accommodation, for thirty (30) consecutive calendar days or for ninety (90) calendar days during any twelve (12)-month period irrespective of whether such days are consecutive. Whether Executive is “Disabled or Incapacitated” shall be determined by a physician selected by the Company or its insurers, which physician is reasonably acceptable to Executive. Upon request, Executive shall provide the Board with documentation from Executive’s health care provider sufficient for the Board to determine the nature and extent of any physical or mental impairment that may interfere with Executive’s performance of Executive’s job duties, as well as any accommodations that could be made. If Executive’s employment is terminated pursuant to this Section 3.1(c), the Company shall have no obligation to provide Executive any compensation or benefits beyond the Termination Date except for payment of Executive’s Base Salary under Section 2.1 and benefits under Section 2.4 that have accrued through the Termination Date or as otherwise required by law.

(d)          Any termination by the Company for Cause or without Cause, or by Executive for Good Reason or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 6.1 of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) if the Termination Date is other than the date of receipt of such notice, specifies the termination date. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or Company from asserting such fact or circumstance in enforcing Executive’s or Company’s rights hereunder.

(e)          The “Termination Date” means (i) if Executive’s employment is terminated by Company for Cause or by Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein pursuant to Section 3(d), or as provided in Section 3.1(b), as the case may be, (ii) if Executive’s employment is terminated by the Company without Cause or by Executive without Good Reason, the effective date of separation, (iii) if Executive’s employment is terminated by reason of Disability, the Disability Effective Date, and (iv) if Executive’s employment is terminated by reason of death, the date of death.

3.2          Company Obligations Upon Termination.

(a)          If the Company terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason, then the Company will provide Executive with the following severance payments and/or benefits:

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(i)          Prior to the thirtieth day following the Termination Date, the Company shall pay to Executive in a lump sum, to the extent not previously paid, (x) the Base Salary through the Termination Date and (y) the Annual Bonus earned for any Fiscal Year ended prior to the year in which the Termination Date occurs, provided that Executive was employed on the last day of such Fiscal Year (the “Accrued Obligations”);

(ii)         Starting as of the next applicable Company payroll date after the Termination Date (provided Executive has complied with Section 3.2(b)), the Company will pay Executive a monthly amount equal to the (x) Base Salary, divided by (y) 12 (the “Cash Severance”), until the end of the ninth (9th) month following the Termination Date (the “Severance Period”); and

(iii)        During the Severance Period, the Company shall continue the health and welfare benefits to Executive and, where applicable, Executive’s dependents on the same terms that would have been provided to them had Executive continued employment with Company in accordance with the health and welfare benefits provided pursuant to Section 2.4.

(b)          The obligations of the Company to make payments under Section 3.2(a) (other than the Accrued Obligations) are conditioned on Executive executing and delivering a general release of claims against the Company, its Affiliates, and each of their respective officers, directors, members, managers, partners and shareholders with respect to Executive’s employment, in substantially the form attached hereto as Exhibit B (the “Release”). If (i) the Board reasonably and in good faith believes that Executive has breached in any material respect any of Executive’s obligations in Article IV or (ii) Executive’s agrees to become employed by or to provide services to any entity that is an Affiliate of Sterling Fund Management, LLC, then the Board may unilaterally suspend Executive’s right to receive any Cash Severance then or thereafter due from Company to Executive, provided that in the case of clause (i), the Board (A) gives Executive advance written notice of such suspension and (B) initiates an action or claim to enforce Company’s rights in respect of such restrictive covenants promptly after such suspension. In the event that Company prevails on such action or claim, Executive’s right to receive, and Company’s obligation to pay, any additional Cash Severance, including any previously suspended amounts, shall be terminated immediately, and Executive shall have no further rights to Cash Severance. In the event that Executive prevails on such action or claim, Company shall be required to pay to Executive in a lump sum within thirty (30) days of such adjudication any Cash Severance the payment of which was delayed due to such suspension, plus interest for any period during which the payment of the Cash Severance was suspended at the prime rate, as published in the Wall Street Journal on the date of such suspension, and to commence payment of future installments of Cash Severance in accordance with Section 3.2(a)(ii) plus legal fees of Executive required in the defense.

(c)          For purposes of this Agreement:

(i)          The term “Affiliate” means, with respect to Parent: (A) any other entity or person owning 10% or more of the voting or beneficial interests of Parent; (B) the Company and any other entity or person directly or indirectly controlling, controlled by or under common control with Parent; or (C) any other entity in which more than 10% of the voting or beneficial interests are owned by one or more persons or entities who have a relationship with Parent described in clauses (A) or (B); provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any person or entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

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(ii)         The term “Cause” means that Executive has: (A) engaged in (1) a material act of dishonesty involving the Company or its Affiliates, (2) malfeasance or gross negligence which is injurious to the Company, or (3) a material breach of his fiduciary duties related to employment; (B) committed an act of fraud or embezzlement, (C) committed any crime of moral turpitude or any felony; (D) repeatedly refused to perform specific reasonable directives from the Board or any officer of the Company to whom Executive reports that are reasonably consistent with the scope and nature of Executive’s responsibilities (other than such failure resulting from his disability or incapacity); (E) used or been under the influence of illegal drugs at the workplace or while performing Company business, or refused to submit for a drug test upon the Company’s reasonable request; (F) breached any provision of Article IV in any material respect; (G) failed to obtain the Board’s consent prior to causing the Company or any of its subsidiaries to engage in any business with any family members, their Affiliates or any entities they work with after the Commencement Date; (H) caused, directed or permitted Parent, the Company or any of their subsidiaries to grant incentive equity to any person on terms and conditions not specifically approved by the Board or the Committee, or caused, directed or permitted the Company to pay bonuses or grant raises to employees or other service providers of the Company in amounts materially in excess of the ranges contemplated by the Company’s budget, as approved by the Board, or in contravention of the Committee’s charter; (I) willfully breached Executive’s other duties and obligations in Section 1.3 or any other written agreement between Executive and Parent or the Company in any material respect, or willfully took or failed to take any action in contravention of the Board charters in any material respect; or (J) willfully violated any conflict of interest policy of the Company or the Board in any material respect. A termination will not be for “Cause” pursuant to clauses (A)(3), (D), (G), (H), or (I), to the extent such conduct is curable, unless Company shall have notified Executive in writing describing such conduct and prescribing conduct required to cure such conduct and Executive shall have failed to cure such conduct within ten (10) business days after his receipt of such written notice. For purposes of this definition of Cause, no act or failure to act on the part of Executive shall be considered willful if it is done, or omitted to be done, by Executive in good faith and with a good faith belief that Executive’s act or omission was in the best interests of Company or the Parent. Subject to the foregoing, (x) the decision to terminate Executive’s employment for Cause, to take other action or to take no action in response to any occurrence shall be in the sole and exclusive discretion of the Board, and (y) Executive’s employment by the Company also shall be deemed terminated for Cause if Executive resigns from the Company and the Board determines in good faith that one or more of the events described above existed as of the time of such resignation.

(iii)        “Good Reason” means a resignation by Executive occasioned by any of the following events or conditions: (1) a relocation of the principal place of performance of Executive’s duties to a location more than fifty (50) miles from the Company’s principal office in Atlanta, Georgia (unless such new principal place of performance is within fifty (50) miles from the Executive’s then-permanent residence); (2) a material reduction in Executive’s authority, duties or responsibilities (including reporting responsibilities) without Executive’s prior written consent; (3) a material reduction in Executive’s Base Salary, unless such reduction in base salary is based on a Company action affecting all executive employees of the Company and the percentage reduction of Executive’s base salary is no greater than that applied to any other executive employee of the Company; (4) a material breach of this Agreement by the Company that has a material adverse effect on Executive; or (5) a failure by the Company to pay Executive any material portion of the Base Salary, bonus or other benefits owed to Executive; provided, however, that in order for any event or condition described in clauses (1) through (5) above to constitute Good Reason hereunder, Executive must:

(A)         give the Company written notice within ten (10) days after Executive first has actual knowledge of the event or condition, which written notice identifies the event or condition and explains why Executive believes that it constitutes Good Reason; and

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(B)         (1) provide the Company twenty (20) days from the date of service of the notice described in sub-clause (A) above to cure such event or condition(to the extent such conduct is curable), and (2) terminate Executive’s employment only if such event or condition remains, to the reasonable satisfaction of Executive, uncured by the Company as of the end of such 20-day period.

ARTICLE IV
RESTRICTIVE COVENANTS

4.1          Definitions.  For purposes of this Article IV:

(a)          the term “Business” means (i) the business of providing fulfillment services, order processing, call centers, customer care services, including e-commerce fulfillment or e-commerce return services, related software platform and application services and similar and related services that the Company or any of its subsidiaries are engaged in during the Employment Term and (ii) any other business that the Company or any of its subsidiaries has taken affirmative steps towards engaging in on or prior to the Termination Date;

(b)          the term “Confidential Information” shall mean any non-public information, in whatever form or medium, concerning the operations or affairs of the Business, including, but not limited to, (i) sales, sales volume, sales methods, sales proposals, business plans, advertising and marketing plans, strategic and long-range plans, and any information related to any of the foregoing, (ii) customers, customer lists, prospective customers and customer records, (iii) general price lists and prices charged to specific customers, (iv) trade secrets, (v) financial statements, budgets and projections, (vi) software owned or developed (or being developed) for use in or relating to the conduct of the Business, (vii) the names, addresses and other contact information of all vendors and suppliers and prospective vendors and suppliers of the Business, and (viii) all other confidential or proprietary information belonging to the Company or relating to the Business; provided, however, that Confidential Information shall not include (1) knowledge, data and information that is generally known or becomes known in the trade or industry of the Company (other than as a result of a breach of this Agreement or other agreement or instrument to which Executive is bound), and (2) knowledge, data and information gained without a breach of this Agreement on a non-confidential basis from a person who is not legally prohibited from transmitting the information to Executive;

(c)          the term “Company” shall be deemed to include Parent, the Company and all of their subsidiaries;

(d)          the term “Non-Compete Restricted Period” shall mean the period commencing on the Commencement Date and terminating twelve (12) months following the termination of Executive’s employment or engagement with the Company;

(e)           the term “Non-Solicit Restricted Period” shall mean the period commencing on the Commencement Date and terminating twenty-four (24) months following the termination of Executive’s employment or engagement with the Company; and

(f)           the term “Prior Inventions” shall mean all inventions, original works of authorship, developments and improvements which were made by Executive, alone or jointly with others, prior to Executive’s employment, association or other engagement with the Company. To preclude any possibility of uncertainty, Executive has set forth on Exhibit B attached hereto a complete list of all Prior Inventions which Executive considers to be Executive’s property or the property of third parties and which Executive wishes to have excluded from the scope of this Agreement. If disclosure of any such Prior Invention on Exhibit B would cause Executive to violate any prior confidentiality agreement, Executive understands that Executive is not to list such Prior Invention in Exhibit B but is to inform the Company that all Prior Inventions have not been listed for that reason.

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4.2          Executive Acknowledgement.  Executive agrees and acknowledges that, to ensure that the Company retains its value and goodwill, Executive must not use any Confidential Information, special knowledge of the Business, or the Company’s relationships with its customers and employees, all of which Executive will continue to gain access to through Executive’s employment with the Company, other than in furtherance of Executive’s legitimate job duties. Executive further acknowledges that:

(a)          the Company is currently engaged in the Business;

(b)          the Business is highly competitive and the services to be performed by Executive for the Company are unique and national in nature;

(c)          Executive will continue to occupy a position of trust and confidence with the Company and has acquired and will acquire an intimate knowledge of Confidential Information and the Company’s relationships with its customers and employees;

(d)          the agreements and covenants contained in this Article IV are essential to protect the Company, the Confidential Information and the goodwill of the Company and are being entered into in consideration for the various rights being granted to Executive under this Agreement;

(e)           the Company would be irreparably damaged if Executive were to disclose the Confidential Information or provide services to any person or entity in violation of the provisions of this Agreement;

(f)           the scope and duration of the covenants set forth in this Article IV are reasonably designed to protect a protectable interest of the Company and are not excessive in light of the circumstances; and

(g)           Executive has the means to support himself and Executive’s dependents other than by engaging in activities prohibited by this Article IV.

4.3          Confidential Information.

(a)           At all times both during Executive’s employment and following the termination of Executive’s employment for any reason, Executive shall: (i) hold the Confidential Information in strictest confidence, take all reasonable precautions to prevent the inadvertent disclosure of the Confidential Information to any unauthorized person, and follow all the Company’s policies protecting the Confidential Information; (ii) not use, copy, divulge or otherwise disseminate or disclose any Confidential Information, or any portion thereof, to any unauthorized person; (iii) not make, or permit or cause to be made, copies of the Confidential Information, except as necessary to carry out Executive’s authorized duties as an employee of the Company; and (iv) promptly and fully advise the Company of all facts known to Executive concerning any actual or threatened unauthorized use or disclosure of which Executive becomes aware.

(b)           Executive hereby assigns to the Company any rights Executive may have or acquire in the Confidential Information, and recognizes that the Company shall be the sole owner of all copyrights, trade secret rights, and all other rights throughout the world (collectively, “Proprietary Rights”) in connection with such rights.

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(c)          If Executive receives any subpoena or becomes subject to any legal obligation that might require Executive to disclose Confidential Information, Executive will provide prompt written notice of that fact to the Company, enclosing a copy of the subpoena and any other documents describing the legal obligation. In the event that the Company objects to the disclosure of Confidential Information, by way of a motion to quash or otherwise, Executive agrees to not disclose any Confidential Information while any such objection is pending.

(d)          Executive understands that the Company has and will receive from third parties confidential or proprietary information (“Third Party Information”) under a duty to maintain the confidentiality of such Third Party Information and to use it only for limited purposes. During the term of Executive’s association with the Company and at all times after the termination of such association for any reason, Executive will hold Third Party Information in strict confidence and will not disclose or use any Third Party Information unless expressly authorized by the Company in advance or as may be strictly necessary to perform Executive’s obligations with the Company, subject to any agreements binding on the Company with respect to such Third Party Information.

(e)          Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or of any other person to whom Executive has an obligation of confidentiality, and Executive will not bring onto the Company’s premises any unpublished documents or any property belonging to any former employer or of any other person to whom Executive has an obligation of confidentiality.

4.4          Ownership of Inventions.

(a)          Executive hereby agrees that any and all inventions (whether or not an application for protection has been filed under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protected under copyright laws), Moral Rights, mask works, trademarks, trade names, trade dress, trade secrets, publicity rights, know-how, ideas (whether or not protected under trade secret laws), and all other subject matter protected under patent, copyright, Moral Right (defined as any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country, or under any treaty), mask work, trademark, trade secret, or other laws, that have been, are or will be developed, generated or produced by Executive, solely or jointly with others, at any time while employed by the Company, including during the Employment Term, are and shall be the exclusive property of the Company, subject to the obligations of this Article IV with respect to Confidential Information, and Executive hereby forever waives and agrees never to assert against the Company, its successors or licensees any and all ownership, interest, Moral Rights or similar rights with respect thereto. Executive hereby assigns to the Company all right, title and interest to the foregoing inventions, concepts, ideas and materials. This Section 4.4 does not apply to any invention or other work of Executive for which no equipment, supplies, facility or Confidential Information of the Company was used and that was developed entirely on Executive’s own time, unless the invention (A) relates to (x) the Business or (y) the Company’s actual or demonstrably anticipated research or development, or (B) results from any work performed by Executive for or on behalf of the Company. Executive shall keep and maintain adequate and current written records of all inventions, concepts, ideas and materials made by Executive (jointly or with others) during the term of Executive’s association or employment with the Company. Such records shall remain the property of the Company at all times. Executive shall promptly and fully disclose to the Company the nature and particulars of any Inventions or research project undertaken on the Company’s behalf.

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(b)          Unless the parties otherwise agree in writing, Executive is under no obligation to incorporate any Prior Inventions in any of Company’s products or processes or other Company Invention. If, in the course of Executive’s performance, Executive chooses to incorporate into any such Company product or process or other Company Invention any Prior Invention owned by Executive or in which Executive otherwise has an interest, Executive grants the Company a non-exclusive, royalty free, irrevocable, perpetual, world-wide license to copy, reproduce, make and have made, modify and create derivative works of, use, sell and license such Prior Inventions and derivative works as part of or in connection with any such Company product or process or other Company Invention.

(c)          During or subsequent to the Employment Term, Executive shall execute all papers, and otherwise provide assistance, at the Company’s reasonable request and expense, to enable the Company or its nominees to obtain and enforce all proprietary rights with respect to the Company Inventions (as defined below) in any and all countries. To that end, Executive will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, defending, evidencing and enforcing any such proprietary rights, and the assignment of any or all of such proprietary rights. In addition, Executive will execute, verify and deliver assignments of such rights to the Company or its designee. Executive’s obligation to assist the Company with respect to such rights shall continue beyond the termination of Executive’s association with the Company.

(d)          If, after reasonable effort, the Company cannot secure Executive’s signature on any document needed in connection with the actions specified in the preceding paragraph, Executive irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and in Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Executive. The power of attorney set forth in this Section 4.4 is coupled with an interest, is irrevocable, and shall survive Executive’s death, incompetence or incapacity and the termination of the Employment Term. Executive waives and quitclaims to the Company all claims of any nature whatsoever which Executive now has or may in the future obtain for infringement of any Proprietary Rights assigned under this Agreement or otherwise to the Company.

(e)          Executive acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) during the course of the association with or performance of services for the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act and any successor statutes. Inventions assigned to the Company or as directed by the Company under this Agreement or otherwise are referred to as “Company Inventions.”

4.5          Non-Solicitation.

(a)          During the Non-Solicit Restricted Period, Executive shall not (other than in furtherance of Executive’s legitimate job duties on behalf of Company), directly or indirectly, on Executive’s own behalf or for any other person or entity:

(i)          solicit for employment or hire, attempt to solicit for employment or hire, or employ or hire, any person who is or was employed by the Company at any time within six (6) months prior to the solicitation or hire (the “Restricted Personnel”);

(ii)         seek to influence any Restricted Personnel to leave the Company’s employment, engagement, or service; or

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(iii)        otherwise interfere with the relationship between any Restricted Personnel and the Company.

(b)          During the Non-Solicit Restricted Period, Executive shall not (other than in furtherance of Executive’s legitimate job duties on behalf of Company), directly or indirectly, on Executive’s own behalf or for any other person or entity:

(i)          solicit, entice or induce any customer that did business with the Company in the last two (2) years of Executive’s employment or any prospective customer of the Company (the “Restricted Customers”) to become a customer of any person or entity other than the Company with respect to products or services sold or under development by the Company as of Executive’s termination;

(ii)         sell, promote, or provide any product or services to a Restricted Customer if that product or service could otherwise be provided by the Company; or

(iii)        solicit, entice, induce, or assist any Restricted Customer to reduce or cease doing business with the Company or otherwise interfere with the relationship between any Restricted Customer and the Company.

4.6          Non-Competition; Investment Opportunities.

(a)          During the Non-Compete Restrictive Period, Executive shall not, directly or indirectly, alone or in combination with any other individual or entity, (i) own (other than through the passive ownership of less than one percent (1%) of the publicly traded shares of any entity), operate, manage, control, or participate in an executive, managerial, strategic, or sales role, in any individual or entity (other than the Company) that engages in or proposes to engage in the Business in the United States and any other country in which Executive worked for the Company (a “Competitive Business”); or (ii) otherwise render services to (as an employee, consultant, independent contractor or otherwise) a Competitive Business that are similar to the services Executive rendered to the Company, or that could involve the use of Confidential Information; and

(b)          During the Employment Term, if Executive learns of any investment opportunity in a business or any entity engaged in the Business, Executive shall present such investment opportunity to the Company.

4.7          If any court of competent jurisdiction shall deem any provision in this Article IV too restrictive, the other provisions shall stand, and the court shall modify the unduly restrictive provision to the point of greatest restriction permissible by law.

4.8          If this Agreement is terminated for any reason, Executive acknowledges and agrees that the restrictive covenants set forth in this Article IV (the “Restrictive Covenants”) shall survive the termination of this Agreement and Executive shall continue to be bound by the terms of this Article IV as if this Agreement was still in effect.

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4.9          The Company and Executive agree that damages will accrue to the Company by reason of Executive’s failure to observe any of the Restrictive Covenants. Therefore, if the Company shall institute any action or proceeding to enforce such provisions, Executive waives the claim or defense that there is an adequate remedy at law and agrees in any such action or proceeding not to (i) interpose the claim or defense that such remedy exists at law, or (ii) require the Company to show that monetary damages cannot be measured or to post any bond. Without limiting any other remedies that may be available to the Company, Executive hereby specifically affirms the appropriateness of injunctive or other equitable relief in any such action. Executive also acknowledges that the remedies afforded the Company pursuant to this Section 4.9 are not exclusive, nor shall they preclude the Company from seeking or receiving any other relief, including without limitation, any form of monetary or other equitable relief. Upon the reasonable request by the Company, Executive shall provide reasonable assurances and evidence of compliance with the Restrictive Covenants.

ARTICLE V
POST-TERMINATION OBLIGATIONS

5.1          Return of Company Materials.  No later than three (3) business days following the termination of Executive’s employment for any reason, Executive shall return to the Company, and shall not retain in any form or media of expression, all Company and Affiliate property that is then in Executive’s possession, custody or control, including, without limitation, all keys, access cards, credit cards, computer hardware and software, documents, records, policies, marketing information, design information, specifications and plans, data base information and lists, and any other property or information that Executive has or had relating to the Company or any Affiliate (whether those materials are in paper or computer-stored form), and including but not limited to any documents containing, summarizing, or describing any Confidential Information.

5.2          Executive Assistance.  During the Employment Term and for a reasonable period thereafter, Executive shall, upon reasonable notice, assist the Company and its subsidiaries (the “Affiliated Group”) in the defense of any claims, or potential claims that may be made or threatened to be made against any member of the Affiliated Group in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (a “Proceeding”), and will assist the Affiliated Group in the prosecution of any claims that may be made by any member of the Affiliated Group in any Proceeding, to the extent that such claims may relate to Executive’s employment or the period of Executive’s employment by the Company. The Company shall reimburse Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys’ fees and shall pay a reasonable per diem fee for the Executive’s service under this Section 5.2. Any services or assistance contemplated in this Section 5.2 shall be at mutually agreed to and convenient times.

ARTICLE VI
MISCELLANEOUS

6.1          Notices.  Any notices, consents or other communications required or permitted to be sent or given hereunder shall be in writing and shall be deemed properly served if (i) delivered personally, in which case the date of such notice shall be the date of delivery; (ii) delivered to a nationally recognized overnight courier service, in which case the date of delivery shall be the next business day; or (iii) sent by facsimile transmission (with a copy sent by first-class mail), in which case the date of delivery shall be the date of transmission, or if after 5:00 P.M., the next business day. If not personally delivered, notice shall be sent addressed as follows: (x) if to Executive, to the address listed on the signature page hereof, and (y) if to the Company, at c/o Sterling Partners, 401 North Michigan Avenue, Suite 3300, Chicago, IL 60611, Attention: Office of General Counsel, Facsimile No. (312) 465-7100, or in either case at such other address as may hereafter be specified by notice given by either party to the other party. Executive shall promptly notify the Company of any change in his address set forth on the signature page.

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6.2          Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of, and be enforceable by, the parties hereto and the Company’s successors and permitted assigns. In the case of the Company, the successors and permitted assigns hereunder shall include without limitation any Affiliate as well as the successors in interest to the Company or any such Affiliate (whether by merger, liquidation (including successive mergers or liquidations) or otherwise). This Agreement or any right or interest hereunder is one of personal service and may not be assigned by Executive under any circumstance. Nothing in this Agreement, whether expressed or implied, is intended or shall be construed to confer upon any person other than the parties and successors and assigns permitted by this Section 6.2 any right, remedy or claim under or by reason of this Agreement.

6.3          Entire Agreement; Amendments.  This Agreement, the Exhibits hereto, the Equity Documents and the Subscription Agreement embody the complete agreement and understanding of the parties hereto with regard to the subject matter hereof and supersede and preempt any prior agreements, understandings, letters of intent, or representations by or among the parties, written or oral, which may have related to the subject matter hereof. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by each of the parties hereto.

6.4          Interpretation.  Article titles and section headings contained herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

6.5          Waivers.  No provision of this Agreement may be waived except in a writing executed and delivered by the party against whom waiver is sought. Any such written waiver shall be effective only with respect to the event or circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary.

6.6          Partial Invalidity.  Wherever possible, each term and provision of this Agreement shall be interpreted so as to be effective and valid under applicable law. If any term or provision shall be held invalid or unenforceable, the remaining terms and provisions hereof not be affected thereby, unless such a construction would be unreasonable. Executive’s obligations in Articles IV and V shall survive and continue in full force notwithstanding the termination of this Agreement or Executive’s employment for any reason.

6.7          Tax Matters.  Executive acknowledges that no representative or agent of Parent or the Company has provided Executive with any tax advice of any nature, and Executive has had the opportunity to consult with his own legal, tax and financial advisor(s) as to tax and related matters concerning the compensation to be received under this Agreement.

6.8          Offset.  To the extent permitted by law, and to the extent that such action will not result in the imposition of additional taxes, interest or penalties pursuant to Section 409A (as defined below), the Company may offset any amounts Executive owes it pursuant to this Agreement or any other written agreement, note or other instrument relating to indebtedness for borrowed money to which Executive is a party or pursuant to any other liability or obligation by which Executive is bound against any amounts it owes Executive hereunder.

6.9          Execution in Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement.

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6.10        Required Delay for Deferred Compensation Under 409A.  Notwithstanding any other provision of this Agreement, if at the time of separation from service Executive is determined by the Company to be a “specified employee” (as defined in Section 409A of the Code (together, with any state law of similar effect, “Section 409A”) and Section 1.409A-1(i) of the Treasury Regulations), and the Company determines that delayed commencement of any portion of the termination payments and benefits payable to Executive pursuant to this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion of Executive’s termination payments and benefits shall not be provided to Executive prior to the earliest of (1) the date that is six months and one day after Executive’s separation from service, (2) the date of Executive’s death or (3) such earlier date as is permitted under Section 409A (any such delayed commencement, a “Payment Delay”). Upon the expiration of such Payment Delay, all payments deferred pursuant to a Payment Delay shall be paid in a lump sum to Executive on the first day following the expiration of the Payment Delay, and any remaining payments due under the Agreement shall be paid on the original schedule provided herein.

This Agreement is intended to meet the requirements of Section 409A, and shall be interpreted and construed consistent with that intent. References to termination of employment, retirement, separation from service and similar or correlative terms in this Agreement shall mean a “separation from service” (as defined at Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations. Each installment of the payments and benefits provided for in this Agreement shall be treated as a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).

6.11        Governing Law; Consent to Jurisdiction; Waiver of Jury.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia, without regard to its conflict of law principles. For the purposes of any suit, action, or other proceeding arising out of this Agreement or with respect to Executive’s employment hereunder, the Parties hereto: (i) agree to submit to the exclusive jurisdiction of the federal or state courts located in Fulton County, State of Georgia, (ii) agree to unconditionally waive any objection to venue in such jurisdiction, and agree not to plead or claim forum non conveniens, and (iii) to waive their respective rights to a jury trial of any and such claims and causes of action.

6.12        Construction.  The language used in this Agreement will be deemed to be the language chosen by Executive and the Company to express their mutual intent, and no rule of strict construction will be applied against Executive or the Company.

*          *          *

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IN WITNESS WHEREOF, the Company has caused this Amended and Restated Employment Agreement to be duly executed by an officer thereunto duly authorized, and Executive has hereunto set his hand, all as of the day and year first above written.

THE COMPANY:

INNOTRAC CORPORATION

By:	/s/ Scott Dorfman
Name:	Scott Dorman
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Larry Hanger
Name: Larry Hanger
Address:	[REDACTED]
[REDACTED]
Phone:	[REDACTED]
Fax:

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Exhibit A

Form of Release

THIS RELEASE (the “Release”) is entered into between Larry Hanger (“Executive”) and Innotrac Corporation, a Georgia corporation (the “Company”), for the benefit of the Company. The entering into and non-revocation of this Release is a condition to Executive’s right to receive the payments under Section 3.2 of the Amended and Restated Employment Agreement entered into by and between Executive and the Company, dated as of November 14, 2013 (the “Employment Agreement”). Capitalized terms used and not defined herein shall have the meaning provided in the Employment Agreement.

Accordingly, Executive and the Company agree as follows.

1.           In consideration for the payments and other benefits provided to Executive under Section 3.2(a) of the Employment Agreement, Executive represents and agrees, as follows:

(a)          Executive, for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively “Releasers”), hereby irrevocably and unconditionally releases, acquits and forever discharges and agrees not to sue the Company or any of its parents, subsidiaries, divisions, affiliates and related entities and its current and former directors, officers, shareholders, trustees, employees, consultants, independent contractors, representatives, agents, servants, successors and assigns and all persons acting by, through or under or in concert with any of them (collectively “Releasees”), from all claims, rights and liabilities up to and including the date of this Release arising from or relating to Executive’s employment with, or termination of employment from, the Company, under the Employment Agreement and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of actions, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected and any claims of wrongful discharge, breach of contract, implied contract, promissory estoppel, defamation, slander, libel, tortious conduct, employment discrimination or claims under any federal, state or local employment statute, law, order or ordinance, including any rights or claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), or any other federal, state or municipal ordinance relating to discrimination in employment. Nothing contained herein shall restrict the parties’ rights to enforce the terms of this Release.

(b)          To the maximum extent permitted by law, Executive agrees that he has not filed, nor will he ever file, a lawsuit asserting any claims which are released by this Release.

(c)          This Release specifically excludes Executive’s rights and the Company’s obligations under Sections 3.2 and 6.14 of the Employment Agreement, the Benefit Plans, and the Equity Documents. Executive’s entitlement to vested benefits under the Benefit Plans and the Equity Documents shall be determined in accordance with the provisions of the Benefit Plans or Equity Documents, as the case may be. Nothing contained in this Release shall release Executive from his obligations, including any obligations to abide by restrictive covenants, under the Employment Agreement, the Equity Documents or the Benefit Plans that continue or are to be performed following termination of employment.

(d)          The parties agree that this Release shall not affect the rights and responsibilities of the US Equal Employment Opportunity Commission (hereinafter “EEOC”) to enforce ADEA and other laws. In addition, the parties agree that this Release shall not be used to justify interfering with Executive’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC. The parties further agree that Executive knowingly and voluntarily waives all rights or claims (that arose prior to Executive’s execution of this Release) the Releasers may have against the Releasees, or any of them, to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ fees, experts’ fees) as a consequence of any investigation or proceeding conducted by the EEOC.

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2.          Executive acknowledges that the Company has specifically advised him of the right to seek the advice of an attorney concerning the terms and conditions of this Release. Executive further acknowledges that he has been furnished with a copy of this Release, and he has been afforded twenty-one (21) days in which to consider the terms and conditions set forth above prior to this Release. By executing this Release, Executive affirmatively states that he has had sufficient and reasonable time to review this Release and to consult with an attorney concerning his legal rights prior to the final execution of this Release. Executive further agrees that he has carefully read this Release and fully understands its terms. Executive understands that he may revoke this Release within seven (7) days after signing this Release. Revocation of this Release must be made in writing and must be received by [●] at [●] within the time period set forth above.

3.          This Release will be governed by and construed in accordance with the laws of the state of Georgia, without giving effect to any choice of law or conflicting provision or rule (whether of the state of Georgia or any other jurisdiction) that would cause the laws of any jurisdiction other than the state of Georgia to be applied. In furtherance of the foregoing, the internal law of the state of Georgia will control the interpretation and construction of this agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. The provisions of this Release are severable, and if any part or portion of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Release shall become effective and enforceable on the eighth day following its execution by Executive, provided he does not exercise his right of revocation as described above. If Executive fails to sign and deliver this Release or revokes his signature, this Release will be without force or effect, and Executive shall not be entitled to the payment under Section 3.2 of the Employment Agreement.

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Exhibit B

Prior Inventions

None.

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